Exhibit 99.2

Tegal Acquires Alcatel Micro Machining Systems (AMMS) Q&A Document

Tegal has agreed to acquire AMMS’ Deep Reactive Ion Etch (DRIE) and Plasma Enhanced Chemical Vapor Deposition (PECVD) process equipment product lines, and related intellectual property.  These assets will support our efforts in providing advanced solutions for 3-D packaging and MEMS applications.

The agreement calls for the continued support by AMMS of the existing installed base of DRIE tools used by companies producing MEMS devices and modules /packages with integrated components. Tegal will continue development of the AMMS DRIE product line, including the integration of DRIE process modules on our recently-introduced Compact™ bridge platform and completion of a 300mm DRIE process chamber. In addition, Tegal will assume responsibility for AMMS’ joint development programs with key customers, research and academic institutions.

Why is Tegal acquiring AMMS?

According to Yole Developpement, AMMS was among the top 3 suppliers of DRIE process equipment [for the year ended December 31, 2007].  DRIE is industry’s process-of-choice and a critical enabler of:

1.	The cost effective and reliable manufacture of MEMS devices

2.	Through-Silicon Via (TSV) technology for advanced 3D packaging applications.

Tegal has been looking for an opportunity to acquire DRIE technology for over two years, driven largely by customer requests for Tegal to enter this field, especially those MEMS customers to whom Tegal has sold its current etch and PVD systems.

DRIE represents a key piece of the puzzle that unifies Tegal’s product and corporate strategy to become a leading provider of process equipment and solutions to the MEMS, component integration and 3D packaging markets.  With the addition of DRIE technology, all of Tegal’s technologies combined (new materials etch, PVD and NLD) will play a significant role in Tegal’s development of integrated solutions for the 3D packaging market.

Why DRIE?

DRIE technology is used in MEMS and advanced 3D packaging.  These markets are key areas of focus for Tegal’s customers and a critical part of our growth strategy. Acquiring DRIE capability was initially a customer-driven event. Tegal already participates in the MEMS and component integration markets with our new materials etch and PVD systems, and DRIE represents an important complementary technology. Customers in these areas have asked us to supply DRIE tools, mainly because of our reputation for developing advanced processes and production-worthy tools.

Importantly, DRIE looked attractive because it is uniquely positioned in an area where the technology for addressing these high-growth markets is largely in the hands of smaller companies. By adding DRIE capability to our strong portfolio, Tegal is well-positioned for growth in these markets.

How does this acquisition fit in with your ongoing business strategy?

It is integral to Tegal’s strategy going forward. The addition of DRIE capability unifies our product strategy by allowing us to focus our development efforts on well-defined, existing markets.  AMMS is a market and technology leader, so the addition of their DRIE product line represents an opportunity to elevate Tegal’s size and importance within the industry.

What are the plans for the technology going forward?

First, we want our customers to understand that Tegal will continue to offer the existing AMMS products. In terms of development, our priority will be to port the current DRIE process module to our new Compact platform and to bring to market a 300mm process chamber which was already under development at AMMS. The new 300mm DRIE process module will then be deployed on the Compact.

How does this deal impact your revenues for 2008 and beyond?

Tegal does not provide guidance.  However, we expect the AMMS acquisition to have a positive impact on revenues in the current fiscal year.

How will the AMMS acquisition affect Tegal’s current head count?

As of June 30, 2008, Tegal’s headcount was 78. Following the acquisition, Tegal will be supported by a transition team of 6 persons from AMMS in Annecy, France, for a period of 6 months. The company expects to transfer approximately 6 individuals to Tegal within the next 2 - 3 months. In total, Tegal expects to add 6 – 10 people in various positions over a period of several months.

What is the manufacturing model for Tegal, and will the AMMS acquisition change this?

Although Tegal will continue to outsource some critical components, the company’s model is to bring as much of the assembly and final testing of systems into our Petaluma facility. The AMMS transaction will not change this model.

Will any additional resources be required to integrate the AMMS products and build a product development and sales / service structure?

The people joining Tegal include individuals in applications, new product development, product management and sales. In addition, we intend to add resources to strengthen our activities in manufacturing, final test, engineering and tech support.  Currently, Tegal’s field service operation is sufficient to cover new customers, and we have the option of sub-contracting that activity to AMMS, where needed.

Tegal Corporation 2201 S. McDowell Blvd. Petaluma, CA 94954 [T] (707) 763-5600  [F] (707) 765-9311